EXHIBIT 10.3

Asset Purchase and Sale Agreement

THIS ASSET PURCHASE AND SALE AGREEMENT ("Agreement") made this May 18, 2016, by and between Sharp Innovations, LLC, a limited liability company organized and existing under the laws of Wyoming with offices at 1712 Pioneer Ave., Cheyenne, WY 82001 (the "Seller"), and Sport Endurance, Inc., a corporation organized and existing under the laws of Nevada ("Purchaser") with offices at 222 Broadway, 19th Floor, New York, NY 10038.

W I T N E S S E T H:

WHEREAS, Seller is willing to sell to Purchaser and Purchaser is willing to buy from Seller, upon the terms and conditions hereinafter set forth, all right, title and interest of the Seller in and to certain assets of the Seller, as more fully set forth in this Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
SALE OF ASSETS

Upon the terms and subject to the conditions provided in this Agreement, Seller shall, at the Closing and as of the Closing Date (as said terms are hereinafter defined), convey, sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller's right, title and interest in and to the following assets of Seller used in the conduct of Seller's business, including without limitation the following (hereinafter collectively referred to as the "Assets"):

(a)	tangible assets of Seller consisting of approximately 450 containers of that performance drink currently marketed under the name “sports leg and lung” (“Product”);
(b)	all intangible assets of Seller, including good will, licenses, patents, trade secrets,

trademarks, copyrights, marketing rights, etc., specifically relating to and including certain intellectual property described as: that certain website URL www.sportslegandlung.com, the product formula for that performance drink currently marketed under the name “sports leg and lung”,  all  proprietary data owned and collected by the Seller with respect to that Product, and all rights whatsoever of whatsoever kind related to two future product formulations (one for weight loss and one for anti-aging, both of which the Seller has agreed to develop to completion and timely deliver to the Purchaser at no further charge) (collectively, the above-described tangible and intangible assets are the "Purchased Assets").

2A.
PURCHASE PRICE FOR THE ASSETS

Purchaser shall pay to Seller for the Assets a purchase price (the "Purchase Price") equal to the sum of two hundred and fifty thousand dollars ($250,000) payable in one lump sum payment by wire or certified check at Closing.

 (a) The Purchase Price is: (i) two hundred and fifty thousand dollars ($250,000) for assets as indicated above.

(b) The Purchaser shall assume no liabilities or other obligations, commercial or otherwise, of Seller, known or unknown, fixed or contingent, choate or inchoate, liquidated or unliquidated, secured or unsecured or otherwise incurred on or prior to the Closing Date (defined herein as May 18, 2016).

(c) Without in any way limiting the generality of the foregoing, Purchaser shall not assume any obligation or liability of Seller of an kind, including, without limitation, the following: (i) any transaction involving Seller occurring before or after the Closing Date; (ii) any liability of Seller for federal, state or local taxes, fees, assessments or other similar charges (including without limitation income taxes, real estate taxes, payroll taxes and sales taxes); (iii) any liability for defective or negligent services or defects in merchandise, returns or allowances arising out of products sold by Seller or services performed by Seller on or prior to the Closing Date; (iv) any responsibility of Seller with respect to salary, wages, vacation pay, savings plans, severance pay, deferred compensation, or other obligations for the benefit of any employee of Seller, including pension benefits accrued (vested or unvested), or arising out of their employment through the Closing Date for which Seller shall be liable; (v) any liability or obligation incurred in connection with or related to the transfer of the Assets pursuant hereto including, but not limited to sales taxes, transfer taxes or stamp taxes; (vi) any liability of any kind whatsoever resulting from the failure of Seller to comply with the requirements of all applicable building, fire, zoning and environmental laws, laws relating to occupational health and safety and other laws applicable to Seller or the conduct of its business; (vii) any liability under any contract to the extent such liability arises out of Seller's failure to perform its obligations thereunder to the extent performance is due on or prior to the Closing Date; (viii) any liability of Seller to Seller's members or their relatives or friends; (ix) any indebtedness of Seller to any banks or other lending institutions; (x) liabilities in respect of any pension, profit sharing or other employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) of Seller; and (xi) any liability, obligation or account payable of Seller not listed on Schedule 2(e).

2.B
OTHER TERMS AND CONDITIONS

 (a) Purchaser's representatives are to be permitted to make a full and complete analysis and investigation of the Assets, business, properties, customers, financial statements and books and records of Seller.
3.
DOCUMENTS TO BE DELIVERED AT CLOSING

At the Closing:

(a) Seller shall execute and deliver to Purchaser a Bill of Sale fully executed and in the form of Exhibit A attached hereto, conveying, selling, transferring and assigning to Purchaser all of the Assets free and clear of any and all defects, liens, encumbrances, charges and equities whatsoever.

(b) Seller shall execute or endorse and deliver to Purchaser other duly executed separate instruments of sale, assignment or transfer, including, but not limited to an Assignment of Intellectual Property fully executed and in the form of Exhibit B attached hereto, and assignments of contract rights or leases in form suitable, where appropriate, for filing or recording with the appropriate office or agency for various items of the Assets or other rights of Seller to be conveyed hereunder, where, in Purchaser's reasonable judgment, the same are necessary or desirable in order to vest or evidence title of the Assets hereto in Purchaser.

(c) Purchaser shall pay the Purchase Price for the Assets in accordance with the terms of Section 2 hereof.

(d) Seller shall deliver to Purchaser copies, certified by the Manager of Seller, of the unanimous written consent of the Manager(s) and the members of Seller authorizing this Agreement and the other agreements and instruments to be delivered pursuant thereto and the transactions contemplated hereby and thereby.

(e) Seller shall deliver to the Purchaser all books and records, including copyright registration, work for hire agreements, or any other evidence of ownership of intellectual property of the Seller relating to the Assets.

(f) Seller shall deliver to the Purchaser all necessary consents of third parties to the execution and delivery of this Agreement and the consummation of the transactions contemplated.

4.
CLOSING

The Closing of the transactions contemplated by this Agreement, and all deliveries to be made at such time in connection therewith, shall take place at the office of the Purchaser  upon the satisfaction of all of the conditions set forth in this Agreement, no later than May 18, 2016.  Such Closing will take place by delivery to such counsel of executed counterparts of this Agreement and all other documents, instruments and certificates required to be delivered by Seller or Purchaser at the Closing (said Closing and said date thereof, herein referred to as the "Closing" and the "Closing Date", respectively).

Seller represents that no further approvals of any kind, including but not limited to, votes of its Managers or members or any other approvals will be required to consummate the transactions contemplated herein after the parties have signed this Agreement.

5.
COVENANTS

(a) Covenants of the Seller. Seller covenants and agrees as follows throughout the period from the date hereof through and including the Closing:

(i) Further Assurance. From the date hereof, Seller shall take all such action, both before and after the Closing, as may be necessary or appropriate to consummate the transactions provided for in this Agreement in accordance with the representations, warranties, conditions and agreements contained herein, and shall refrain from taking any action which would result in any of such representations or warranties not being true and correct, or any of such conditions not being satisfied, at the Closing.

(ii)  Notice of Breach.  To the extent Seller obtains knowledge that any of the representations or warranties contained in Section 6 hereof would be incorrect in any material respect were those representations or warranties made immediately after such knowledge was obtained, Seller shall notify Purchaser in writing promptly of such fact and exercise its reasonable efforts to remedy same.

(iii) Access.  Seller will permit Purchaser, its counsel, its auditors and its appraisers to inspect and copy all records and documents relating to the Assets in Seller's custody, care or control and to have access to all places of Assets throughout all regular business hours.

(iv) Authorization from Others.  Seller shall use its best efforts to obtain all authorizations, consents and approvals of third parties and/or governmental agencies that may be required to permit the consummation of the transactions contemplated by this Agreement.

(v) Consummation of Agreement.  Seller shall use its best efforts to satisfy all conditions to the Closing to the end that the transactions contemplated by this Agreement shall be fully carried out.

(vi) Regulatory Filings.  The Seller will furnish to the Purchaser such necessary information and reasonable assistance as the Purchaser may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency.  Seller agrees to timely file any information, reports, applications or notices required to be filed in connection with the transactions contemplated by this Agreement.

(b) Covenants of the Purchaser.  Purchaser covenants and agrees as follows throughout the period from the date hereof through and including the Closing:

(i) Further Assurance. From the date hereof, Purchaser shall take all such action, both before and after the Closing, as may be necessary or appropriate to consummate the transactions provided for in this Agreement in accordance with the representations, warranties, conditions and agreements contained herein, and shall refrain from taking any action which would result in any of such representations or warranties not being true and correct, or any of such conditions not being satisfied, at the Closing.

(ii)  Notice of Breach. To the extent Purchaser obtains knowledge that any of the representations or warranties contained in Section 6 hereof would be incorrect in any material respect were those representations or warranties made immediately after such knowledge was obtained, Purchaser shall notify Seller in writing promptly of such fact and exercise its reasonable efforts to remedy same to the extent within Purchaser's control.

(iii)  Authorization from Others.  Purchaser shall use its best efforts to obtain all authorizations, consents and approvals of third parties and/or governmental agencies that may be required to permit the consummation of the transactions contemplated by this Agreement.

(iv)  Consummation of Agreement.  Purchaser shall use its best efforts to satisfy all conditions to the Closing that are within its control to the end that the transactions contemplated by this Agreement shall be fully carried out.

(v) Regulatory Filings.  The Purchaser will furnish to the Seller such necessary information and reasonable assistance as the Seller may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency.  Seller agrees to timely file any information, reports, applications or notices required to be filed in connection with the transactions contemplated by this Agreement.

6.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Nevada. Purchaser has full authority and power to own or lease its properties and carry on its business as now being conducted.

(b) Purchaser has full power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby.  All acts and other proceedings required to be taken by or on the part of Purchaser, including, if necessary, all appropriate member action, to authorize it to carry out this Agreement and such other agreements and instruments and the transactions contemplated hereby and thereby have been duly and properly taken.  This Agreement has been duly executed and delivered by Purchaser and constitutes, and such other agreements and instruments when duly executed and delivered by Purchaser will constitute, legal, valid and binding obligations of Purchaser and will be enforceable in accordance with their respective terms.

7.
REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to Purchaser as follows:

(a) Seller is limited liability company duly organized, validly existing and in good standing under the laws of Wyoming.  Seller has full power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby.  All acts and other proceedings required to be taken by or on the part of Seller, including, if necessary, all appropriate member action, to authorize it to carry out this Agreement and such other agreements and instruments and the transactions contemplated hereby and thereby have been duly and properly taken.  This Agreement has been duly executed and delivered by Seller and constitutes, and such other agreements and instruments when duly executed and delivered by Seller will constitute, legal, valid and binding obligations of Seller and will be enforceable in accordance with their respective terms.

(b) Neither the execution and delivery nor the performance of this Agreement will (i) violate any provision of law, or any judgment, writ, injunction, decree or order of any court or other governmental authority relating to Seller, or (ii) violate any will, deed, mortgage, instrument, indenture, agreement, contract, other commitment or restriction to which Seller is a party or by which it is bound, or (iii) be in conflict with, or result in or constitute a breach or default (or any occurrence which by lapse of time and/or giving of notice would constitute a breach of default), on the part of Seller, under any such will, deed, mortgage, instrument, indenture, agreement, contract, other commitment or restriction, or (iv) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon the Assets.

(c) The business of Seller has been conducted by Seller in accordance with all applicable laws, governmental regulations and judicial and administrative decisions, including without limiting the generality of the foregoing, laws, regulation and decisions concerning the employment of labor and environmental matters, the failure to comply with which would have a material adverse effect on Purchaser's ability to own and deploy the Assets.

(d) Except for those set forth in Schedule 7(d), there is (and has not been within the past five (5) years) no claim, litigation, action, suit or proceeding, administrative or judicial, pending or threatened against or affecting Seller, or involving any of the Assets, at law or in equity or before any foreign, federal, state, local or other governmental authority, including, without limitation, any claim, proceeding, or litigation for the purpose of enjoining or preventing the consummation of this Agreement, or the transactions contemplated hereby, or otherwise claiming this Agreement, or any of the transactions contemplated hereby or the consummation thereof, is illegal or otherwise improper, nor to Seller's knowledge is there any basis upon which any such claim, litigation, action, suit or proceeding could be brought or initiated.  Seller is not (and has not been within the past three years) subject to or in default under any judgment, order, writ, injunction or decree of any court or any governmental authority, and no replevins, attachments, or executions have been issued or are now in force against Seller.  No petition in bankruptcy or receivership has ever been filed by or against Seller.  Seller is not in default under any express or implied contract, agreement, lease or other arrangement, oral or written, to which Seller is a party.

(e) Except as set forth in Schedule 7(e), no consent, authorization, license, permit, order, certificate or approval which has not heretofore been obtained is required by any person, corporation, partnership, estate, trust, governmental agency or other person or entity not a party to this Agreement to the transactions contemplated by this Agreement.

(f) Seller has not received any notice from any court or governmental agency of any violation or alleged violation of any applicable laws, ordinances, regulations, rules, decrees, awards or orders enacted or entered by any federal, state or local governmental authority or court that has an adverse effect on the Assets or Purchaser’s ownership thereof.

(g) Seller now has, and, by virtue of the deliveries made at the Closing, Purchaser will obtain good and marketable title to the Assets, free and clear of all liens, encumbrances, charges and equities of any nature whatsoever, except as otherwise provided in Schedule 7(g).

(h) Neither the business of Seller as conducted prior to the Closing nor the ownership or sale by Seller of any of the Assets were, are or will be in contravention of any patent, trademark, copyright or franchise agreements, licensing agreements, or other proprietary right of any third party or was, is or will be dependent for no‑contravention upon the acquiescence, agreement or consent of any such third party.

(i) Schedule 1 attached hereto and incorporated herein by reference sets forth all patents, patent applications, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, copyrights and copyright applications, domain names, passwords and URLs owned or filed by the Seller or in which the Seller has an interest and the nature of such interest, that comprise the Assets, and which are to be transferred to the Purchaser.  No other patent, trademark or service mark, copyright or license under any thereof, or domain name, password or URL is necessary to permit the Assets of the Seller to be owned and deployed as now conducted or as heretofore conducted.  No person, firm or corporation has any proprietary, financial or other interest in any of such patents, patent applications, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, copyrights and copyright applications, domain names, passwords and URLs, and there are no violations by others of any of the rights of the Seller thereunder.  To the best of Seller's knowledge, Seller is not infringing upon any patent, trademark or service mark, or trade secret, or copyright or domain names or URL or otherwise violating the rights of any third party.  No proceedings have been instituted or are threatened, and no claim has been received by the Seller alleging any such violation, and Seller is not a party to, or bound by, any license agreement requiring payment, except as set forth in Schedule 1.

(j) Neither this Agreement, nor any Exhibit, schedule, certificate, instrument or other document furnished or to be furnished to Purchaser pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.  There is no fact which materially adversely affects or, may materially adversely affect any of the Assets which has not been set forth herein, or in any Exhibit, or Schedule, certificate or other document furnished or to be furnished to Purchaser prior to the Closing Date pursuant hereto.

(k) The foregoing representations and warranties set forth in this Section 7 shall be deemed renewed by Seller at the Closing as if made at such time and shall survive for a period of three (3) years after the Closing Date.

8.
CONDITIONS OF CLOSING

(a) Conditions to Purchaser's Obligations.  All obligations of Purchaser hereunder are, at the option of Purchaser, subject to the conditions that, at the Closing Date:

(i) All representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date in all material respects.

(ii)  Seller shall have performed all commitments hereunder up to the Closing Date and shall have tendered the required documents, instruments and certificates as set forth in

Section 3 hereof.

(iii)  No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which may affect the right of Purchaser to own, operate or control the Assets after the Closing Date.

(iv)  All corporate action, necessary to authorize (A) the execution, delivery and performance by the Seller of this Agreement and any other agreements or instruments contemplated hereby or thereby to which Seller is a party and (B) the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by Seller, and Purchaser shall have been furnished with copies of all applicable resolutions of Seller certified by the Manager of the Seller.

(v) Except as otherwise provided in Schedule 7(d), the Seller shall have obtained the approvals, consents and authorizations of all third parties and/or governmental agencies necessary for the communication of the transactions contemplated hereby in accordance with the requirements of applicable laws and agreements.

(b) Conditions to Seller's Obligations.  All obligations of Seller hereunder are, at the option of Seller, subject to the conditions that, at the Closing:

(i) All representations and warranties made in this Agreement by Purchaser shall be true and correct as of the Closing Date in all material respects.

(ii) Purchaser shall have tendered the required documents and certificates at the Closing as set forth in Section 3 hereof.

(iii)  The payment described in Section 2 hereof due at the Closing shall have been paid by Purchaser (via wire transfer or cashier’s check).

(iv)  All corporate action necessary to authorize (A) the execution, delivery and performance by Purchaser of this Agreement and any other agreements or instruments contemplated hereby to which Purchaser is a party and (B) the consummation of the transactions and performance of its other obligations contemplated hereby and thereby shall have been duly and validly taken by Purchaser, and the Seller shall have been furnished with copies of all applicable resolutions adopted by the Board of Directors.

9.
TERMINATION OF AGREEMENT

9.1 Termination.  At any time prior to the Closing Date, this Agreement may be terminated (i) by the consent of the Purchaser and Seller, (ii) by Seller if there has been a material misrepresentation, breach of warranty or breach of covenant by Purchaser in its representations, warranties and covenants set forth herein, (iii) by Purchaser if there has been a material misrepresentation, breach of warranty or breach of covenant by the Seller in its representations, warranties and covenant set forth herein, (iv) by the Seller if the conditions stated in Section 8(b) have not been satisfied at or prior to the Closing Date, or (v) by Purchaser if the conditions stated in Section 8(a) have not been satisfied at or prior to the Closing Date.

9.2 Effect of Termination.  If this Agreement shall be terminated as above provided, all obligations of the parties hereunder shall terminate without liability of any party to the other; provided, however, that nothing in this Section 9.2 shall prevent any party from seeking or obtaining damages or appropriate equitable relief for the breach of any representation, warranty or covenant made by any other party hereto.

9.3 Right to Proceed.  Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 8(a) hereof have not been satisfied at or prior to the Closing, Purchaser shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Section 8(b) hereof have not been satisfied at or prior to the Closing, the Seller may determine to proceed with the transactions contemplated hereby without waiving any of its rights hereunder.

10.
FINANCIAL ADVISORS AND EXPENSES

Each party hereto acknowledges to the other that there are no financial advisors or brokers in connection with this Agreement and agrees to indemnify the other for any claims by any other financial advisors or broker in connection with this Agreement and the transactions contemplated hereby resulting from any act by such party.

11.
NOTICES

Any notice or other documents to be given or delivered hereunder by any party to any other party shall be in writing and shall be delivered personally or sent by certified mail, postage prepaid, return receipt requested to their respective addresses set forth at the beginning of this Agreement or to such other address as any party may designate by written notice given hereunder.

12.
FORM OF AGREEMENT

(a) Effect of Headings.  The subject headings of the paragraphs and subparagraphs of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

(b) Entire Agreement; Modification; Waiver.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

(c ) Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.
ASSIGNMENT

After the Closing, Purchaser may assign all of its rights and/or obligations under this Agreement to any person; provided, however, that any such assignment by Purchaser shall not relieve Purchaser of its obligations hereunder.  This Agreement and the various rights and obligations arising hereunder shall inure only to the benefit of and be binding upon the parties hereto and their respective successors, heirs, personal representatives and permitted assigns.

14.
INVALIDITY

The invalidity or unenforceability of any term or provision of this Agreement or the application of such term or provision to any person or circumstances shall not impair or affect the remainder of this Agreement and its application to other persons and circumstances, and the remaining terms and provisions hereof shall not be invalidated but shall remain in full force and effect.

15.
APPLICABLE LAW; REMEDIES

(a) Governing Law.  This agreement shall be construed in accordance with, and governed by, the laws of the State of New York as applied to contracts that are executed and performed entirely in New York.

(b) Interpretation.  This Agreement shall be construed in accordance with its fair meaning as if prepared by all parties hereto, and shall not be interpreted against either party on the basis that it was prepared by one party or the other.  The captions, headings, and subcaptions used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions thereof.  Words used herein in the masculine gender shall include the neuter and feminine gender, words used herein in the neuter gender shall include the masculine and feminine, words used herein in the singular shall include the plural, and words used in the plural shall include the singular, wherever the context so reasonably requires.

(c) Consent to Jurisdiction.  The parties hereto hereby irrevocably consent to the jurisdiction of the courts of the State of New York and of any federal court located in such state, in connection with any action or proceeding brought by a party hereto, arising out of or relating to this Agreement.  In the event of a dispute arising from this Agreement, the parties agree to try in good faith to resolve the dispute through mediation by selecting a third party to help them reach an agreement.

(d) Cumulative Rights and Remedies.  The rights and remedies of the parties hereunder shall not be mutually exclusive, and the exercise by any party of any right to which he or it is entitled shall not preclude the exercise of any other right he or it may have.

(e) Recovery of Litigation Costs.  If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

16.
SURVIVAL

The representations and warranties of the Purchaser and Seller set forth in Sections 6 and 7 of this Agreement, and the covenants set forth in Section 5 of this Agreement, shall survive the execution and delivery of this Agreement for a period of two (2) years after the Closing Date.

18.
CAPTIONS

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretations of any provision of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the day and year first above written.

SHARP INNOVATIONS, LLC

By: ____________________
Darren Lopez, Managing Member

SPORT ENDURANCE, INC.

By: ____________________
David Lelong, President

INDEX TO SCHEDULES AND EXHIBITS
EXHIBIT A               -            Bill of Sale
EXHIBIT B               -            Assignment of Intellectual Property
EXHIBIT C               -            Assignment of Trademark

Schedule 1—Assets List:

(a)	tangible assets of Seller consisting of approximately 450 containers of that performance drink currently marketed under the name “sports leg and lung” (“Product”);
(b)
all intangible assets of Seller, including good will, licenses, patents, trade secrets, trademarks, copyrights, marketing rights, etc., specifically relating to and including certain intellectual property described as: that certain website URL www.sportslegandlung.com, the product formula for that performance drink currently marketed under the name “sports leg and lung”,  all  proprietary data owned and collected by the Seller with respect to that Product, and all rights whatsoever of whatsoever kind related to two future product formulations (one for weight loss and one for anti-aging, both of which the Seller has agreed to develop to completion and timely deliver to the Purchaser at no further charge) (collectively, the above-described tangible and intangible assets are the "Purchased Assets").

Schedule 2(e) ‑ Assumed Liabilities--none
Schedule 7(b) ‑ Contracts Violated or Breached by the Agreement--none
Schedule 7(d) ‑ Litigation--none
Schedule 7(e) ‑ Necessary Consents of Third Parties--none
Schedule 7(g) ‑ Permitted Liens on Assets--none

EXHIBIT A
BILL OF SALE
SHARP INNOVATIONS, LLC, a Wyoming limited liability company (the “Assignor”), for good and valuable consideration, receipt of which is hereby acknowledged, does hereby sell, assign, transfer, and convey unto SPORT ENDURANCE, INC., a Nevada corporation (hereinafter called “Assignee”), its successors and assigns, all rights (whether at common law or otherwise), title and interest in and to certain assets, together with the intellectual property pertaining thereto, all as described on Schedule A to the Asset Purchase and Sale Agreement dated May 18, 2016 by and among the Assignors and the Assignee (collectively, the “Assets”), free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of every kind, nature or character (“Liens”), to have and to hold the Assets forever.

Assignor, subject to the terms of the Asset Purchase and Sale Agreement relating to the sale of Assignors’ assets, does hereby warrant, covenant, and agree that it:

(a) has good and marketable title to the assets and goodwill hereby sold, assigned, transferred, conveyed, and delivered;

(b) will warrant and defend the sale of said Assets and goodwill against all and every person or persons whomsoever claiming to or making claim against any or all of the same; and

(c) will take all steps necessary to put Assignee, its successor or assigns, in actual possession and operating control of said Assets.

IN WITNESS WHEREOF, Assignor has caused the same to be signed this 18th day of May 2016.

ASSIGNOR:

SHARP INNOVATIONS, LLC

By: ____________________
Darren Lopez, Managing Member

EXHIBIT B
INTELLECTUAL PROPERTY ASSIGNMENT
THIS ASSIGNMENT is made this 18th day of May 2016, by SHARP INNOVATIONS, LLC, a Wyoming limited liability company (the “Assignor”), in favor of SPORT ENDURANCE, INC., a Nevada corporation (the “Assignee”).

WHEREAS, Assignor and Assignee have entered into that certain Asset Purchase and Sale Agreement dated May 18, 2016 (the “Asset Purchase Agreement”), which, along with the promises contained herein, constitute mutual consideration for the promises herein;

NOW, THEREFORE, for consideration the adequacy and receipt of which is hereby acknowledged, the Assignor hereby:

1. ASSIGNS to Assignee all of its right, title and interest in and to the intellectual property referenced on Schedule 1 of the Asset Purchase Agreement.

2. AGREES to assist Assignee in every proper way, at Assignee expense, to obtain and enforce United States and foreign proprietary rights relating to any and all inventions, original works of authorship, developments, improvements or trade secrets assigned hereunder. To that end Assignor will execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as Assignee may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof.

3. APPOINTS and designates irrevocably Assignee and its duly authorized officers and agents as its agent and attorney-in-fact, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Assignor, in the event Assignee is unable for any reason, after reasonable effort, to secure Assignor’s signature on any document needed in connection with the actions specified in the preceding paragraph.  Assignor hereby waives and quitclaims to Assignee any and all claims of any nature whatsoever which it now or may hereafter have for infringement of any proprietary rights assigned hereunder to the Assignee.

IN WITNESS WHEREOF, Assignor has executed this Assignment as of the day and year first above written.

ASSIGNOR:

SHARP INNOVATIONS, LLC

By: _________________

Darren Lopez, Managing Member

Exhibit C
Assignment of Trademark

THIS ASSIGNMENT effective May 18, 2016 from Sharp Innovations, LLC, a limited liability company organized and existing under the laws of Wyoming with offices at 1712 Pioneer Ave., Cheyenne, WY 82001 (hereinafter referred to as ASSIGNOR) to Sport Endurance, Inc., a corporation organized and existing under the laws of Nevada ("Purchaser") with offices at 222 Broadway, 19th Floor, New York, NY 10038 (hereinafter referred to as ASSIGNEE);

W I T N E S S E T H:

WHEREAS, ASSIGNOR is the owner of all right, title and interest in and to the trademark properties described and claimed in Schedule A attached hereto;

WHEREAS, ASSIGNEE is desirous of acquiring the entire right, title and interest in and to said trademark properties and marks, and ASSIGNOR is desirous of transferring its rights in said trademark property to ASSIGNEE;

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration, receipt of which is hereby acknowledged, ASSIGNOR does hereby sell, assign and transfer unto ASSIGNEE all right, title and interest in and to the trademarks (and trademark registrations and applications for registration, if any) set forth on Schedule A attached hereto, the right to recover for past infringement thereof, and all goodwill of the business in connection with which said trademarks are used and which is appurtenant thereto, and which is symbolized by said trademarks.

SHARP INNOVATIONS, LLC

By: ____________________
Darren Lopez, Managing Member

SCHEDULE "A"

Mark: “sports leg and lung”